Exhibit 10.1

Dated December 30, 2013

BIBBY TRADE SERVICES LIMITED (1)

LOT78 UK LTD (2)

PURCHASE AND RESALE AGREEMENT

for the purchase and resale of goods to the Customer

THIS AGREEMENT is made on December 30, 2013

BETWEEN

(1) BIBBY TRADE SERVICES LIMITED a company registered in England under company number 03530463 whose registered office is at 105 Duke Street, Liverpool, L1 5JQ ("Bibby"); and

(2) LOT78 UK LTD a company registered in England under company number 05490864 whose registered office is at FLAT 2, 6 LEAMINGTON ROAD VILLAS, LONDON, W11 1HS (the "Customer").

INTRODUCTION

(A) The Customer from time to time purchases goods from suppliers for resale to its own buyers. (B) Bibby trades as a finance company making available finance to its customers.

(C) It is anticipated that from time to time the Customer will request that Bibby purchase such goods directly from suppliers and resell such goods to the Customer on the terms set out in this Agreement.

IT IS AGREED:

1. DEFINITIONS

"Bibby Accounts" means the accounts held with HSBC Bank Plc of 4 Dale Street, Liverpool, L69 2BZ "Bibby Factors" means Bibby Trade Factors Limited (with company number 5303859); "Bibby Group Company" means any Holding Company of Bibby or any Subsidiary of such Holding Company and "Bibby Group" shall be construed accordingly; "Bibby Sale Price" has the meaning given to it at clause 4. "Bibby Sales Invoice" means the invoice from Bibby to the Customer for the Bibby Sale Price;

1.1 In this Agreement and in each schedule hereto, unless the context otherwise requires, the following words and expressions, shall have the following meanings:

"Business Day"	means a day (other than a Saturday or Sunday) on which banks are open for general business in London;
"Buyer"	means the individual, firm, company or other entity to whom the Customer contracts to sell the Goods;
"Conditions of Sale"	means the standard terms and conditions set out in schedule 1 (Conditions of Sale) on which Bibby will sell the Goods to the Customer;
"Customer Balance"	means, in relation to each Transaction, the End Sale Price less (a) the Bibby Sale Price and (b) all other amounts (if any) owing to Bibby pursuant to clause 5;
"Customer Credit Limit"	means the credit limit as notified in writing by Bibby to the Customer from time to time in Bibby's absolute discretion;
"Customer/Bibby Purchase Order"

means the purchase order from the Customer to Bibby whereby the Customer offers to buy the Goods upon the Conditions of Sale and upon the terms equivalent to those set out in the Supplier Contract (with the Conditions of Sale prevailing in the event of any conflict) at a price equal to the aggregate of the Bibby Sale Price and all other sums payable by the Customer pursuant

Clause [5] of this Agreement;

"Customer Sales Invoice"	means the invoice from the Customer to the Buyer describing the Goods and detailing the End Sale Price [and stipulating that such amount shall be paid into the Bibby Accounts];
"Data Subject"

means any individual associated with the Customer's organisation about whom Bibby requires the disclosure of personal information including (without limitation) (for a sole tradership) the proprietor, (for a firm) the partners and (for a limited company) the Customer's directors and any person who may be asked to act as a guarantor or indemnifier of the Customer's liabilities to Bibby;

"Direct Payment"	means payment by way of cheque, BACS, telegraphic transfer, SWIFT payment, cash or any other method of payment agreed between Bibby and the Supplier other than a Letter of Credit;
"End Sale Price"	means the price payable for the Goods by the Buyer as set out in the Customer Sales Invoice;
"Euro"	means the common unit of currency adopted by certain members of the European Union on 1 January 1999;
"fully indemnify"	means fully indemnify against all losses, costs, claims, demands, expenses, liabilities and proceedings in respect of the matter concerned;
"Goods"

means all materials, goods or services of a Supplier which may be selected by the Customer for purchase by Bibby pursuant to a Supplier Contract and resale to the Customer pursuant to a Customer/Bibby Purchase Order and which are the subject of a further resale by the Customer to a Buyer in each case in accordance with the terms of this Agreement;

"Group Company"	means any Holding Company or Subsidiary of the Customer;
"Holding Company"	means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;
"Import & Distribution Charges"

means all import duties (excluding any VAT otherwise payable by Bibby) freight, distribution, warehousing and other fees expenses costs taxes levies surcharges and duties payable in respect of the transport and importation of the Goods into the United Kingdom and/or the transport and storage of Goods within the United Kingdom;

"L/C Bank"	means any bank or other financial institution elected by Bibby to issue the Letter of Credit to the Supplier pursuant to the terms of this Agreement;

“Letter of Credit"	means a documentary letter of credit issued by the L/C Bank on its usual terms;
"Preferential Creditors"

means any creditors of the Customer entitled to payment in priority to other creditors on a winding up or bankruptcy of the Customer pursuant to the terms of the Insolvency Act 1986 and regulations made thereunder;

"Party"	means each party to this Agreement;
"Subsidiary"	means a subsidiary within the meaning of section 736 of the Companies Act 1985;
"Supplier"	means any person which supplies or may supply Goods to the Customer in the ordinary course of business;
"Supplier Contract"

means the contract between the Supplier and the Customer (as Bibby's agent) describing the Goods and the terms of delivery of the Goods, specifying the Supplier Sale Price, acknowledging that the delivery of the Goods is to be made to the Customer as Bibby's agent and stipulating that the title in the Goods will pass to Bibby immediately upon payment of the Supplier Sale Price;

"Supplier Sale Price"	means the price payable by Bibby to the Supplier for the Goods as set out in the Supplier Contract;
"Supplier Sales Invoice"	means an invoice from the Supplier to Bibby describing the Goods and specifying the Supplier Sale Price;
“Supplier Undertaking”	means a letter undertaking from Bibby to the Supplier to pay subject to certain conditions contained therein;
"Transaction"	means each transaction under this Agreement whereby Goods are purchased by Bibby for resale to the Customer pursuant to a Utilisation;
"Utilisation"	means each utilisation by the Customer under this Agreement whereby Bibby purchases Goods from a Supplier for resale to the Customer, in each case pursuant to clause 2; and

"Utilisation Request" means a request by the Customer for a Utilisation, substantially in the form of the request set out in schedule 4 (Form of Utilisation Request).

1.2 Any reference in this Agreement to "writing" or cognate expressions includes a reference to telex, cable, facsimile transmission or comparable means of communication.

1.3 Any reference in this Agreement to any provision of a statute shall be construed as a reference to that provision as amended, re-enacted or extended at the relevant time.

1.4 The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.5 Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender, words importing persons include bodies corporate and unincorporated and references to the whole include the part; and (in each case) vice versa.

1.6 References to clauses and other provisions are references to clauses and other provisions of this Agreement.

1.7 The terms "hereunder" and "hereof" (and any other similar expressions) refer to this entire Agreement and not to any particular provision thereof.

2. THE FACILITY

2.1 The maximum funding limit is £600,000 across both the purchasing and factoring facility.

2.2 The Customer may request a Utilisation from time to time by submitting a Utilisation Request to Bibby.

2.3 Subject to prior satisfaction in all respects of the conditions set out in clause 3, Bibby may from time to time make a Utilisation available to the Customer by purchasing the Goods in its own name from the relevant Supplier.

2.4 Bibby shall effect any such purchase of the relevant Goods pursuant to clause 2.2 by either: (a) arranging the issuance of a Letter of Credit to the Supplier;

(b) making Direct Payment to the Supplier;

(c) arranging the issuance of a Supplier Undertaking to the Supplier, in each case in an amount equal to the Supplier Sale Price and subject to the terms of a Supplier Contract.

2.5 Bibby agrees to re-sell to the Customer on the Conditions of Sale any Goods as set out in a Customer/Bibby Purchase Order which Bibby has purchased from a Supplier pursuant to clause 2.3, at the Bibby Sale Price. Such resale shall be effected on the date when Bibby receives an amount equal to the Bibby Sale Price from the Customer (or from Bibby Factors on the Customer's behalf) or the End Sale Price from the Buyer.

2.6 In respect of any Transaction for which Bibby has agreed to make available a Utilisation, Bibby may defer, delay, decline to make available or withdraw that Utilisation at any time if the Customer is in breach of any of the terms of this Agreement or if any of the conditions set out in clause 3 in respect of that or any other Transaction has not been satisfied.

2.7 In the event that Bibby shall elect to purchase the Goods by means of a Letter of Credit to the Supplier pursuant to clause 2.3(a), the Parties will comply with the procedures as set out in schedule 2 (Letter of Credit Procedure).

2.8 Bibby reserves the right in its absolute discretion to not make a Utilisation available to the

Customer in respect of any request by the Customer pursuant to clause 2.1.

3. CONDITIONS

3.1 The obligation of Bibby to make any Utilisation available to the Customer under this

Agreement is conditional upon:

(a) receipt by Bibby to its satisfaction of all documents and other evidence set out in schedule 3 (Conditions Precedent);

(b) compliance by the Customer at all times with the terms of this Agreement; (c) compliance by the Customer with the Customer Credit Limit; and

(d) compliance by the Supplier with the terms of the Supplier Contract.

3.2 If the conditions in clause 3.1 are not satisfied or otherwise waived in writing by Bibby, all obligations and liabilities of Bibby arising in respect of the Customer, the Buyer and/or the Goods in relation to which any conditions are or remain unsatisfied, shall cease immediately and Bibby shall have no liability whatsoever to any party as a result thereof.

4. BIBBY SALE PRICE AND MINIMUM AMOUNT

4.1 The Bibby Sale Price shall be the aggregate of:

(a) the Supplier Sale Price;

(b) all Import & Distribution Charges in respect of the relevant Goods (to the extent not previously paid or reimbursed by the Customer);

(c) an additional amount (the "Additional Amount") calculated as follows:

(i)	in the event that the relevant Goods are purchased from the Supplier by Bibby by means of Direct Payment under clause 2.4(b), 2.0% (plus VAT) of the amount of the sterling equivalent of the Supplier Sale Price, per each period of 30 days (or part thereof) and 0.5% per 7 days thereafter commencing on the date of payment of the Supplier Sale Price by Bibby and until receipt by Bibby of the Bibby Sale Price from the Customer or the End Sale Price from the Buyer; or
(ii)	in the event that the relevant Goods are purchased from the Supplier by Bibby by means of a Letter of Credit under clause 2.4(a), 2.0% (plus VAT) of the sterling equivalent of the amount of the Letter of Credit, per each period of 30 days (or part thereof) and 0.5% per 7 days thereafter commencing on the date of issue of the Letter of Credit and until receipt by Bibby of the Bibby Sale Price from the Customer or the End Sale Price from the Buyer,

(iii)	in the event that the relevant Goods are purchased from the Supplier by Bibby by means of a Supplier Undertaking under clause 2.4(c), 2.0% (plus VAT) of the sterling equivalent of the amount of the Supplier Undertaking, per each period of 30 days (or part thereof) and 0.5% per 7 days thereafter commencing on the date of issue of the Supplier Undertaking and until receipt by Bibby of the Bibby Sale Price from the Customer or the End Sale Price from the Buyer,

(d) any applicable VAT thereon.

4.2 The Customer shall pay to Bibby on the date falling each year after the date of this Agreement a fee equal to £24,000 less any amounts paid by the Customer in respect of the Additional Amount under this Agreement or under any other purchase and resale agreement between Bibby and the Customer during the one year period up to that date.

5. BIBBY'S FEES AND EXPENSES

5.1 In addition to the Bibby Sale Price, the Customer shall pay to Bibby from time to time and on demand:

(a) all legal, professional and other costs, fees, charges, disbursements, impositions, taxes and all other payments whatsoever in connection with or incidental to this Agreement including without limitation the investigation, documentation, perfection, registration, completion, enforcement and release of the security or securities constituted and all bank charges incurred by Bibby in relation to the arrangement of any Letters of Credit whether or not a Utilisation is completed;

(b) in the event that a Buyer or the Customer makes any payment to Bibby in a currency other than sterling, or where Bibby makes a payment or arrangement in a currency other than sterling, the cost to Bibby of conversion into or from sterling as appropriate;

(c)  in the event that Bibby enters into forward exchange rate contracts for its own benefit to remove risk which may be caused by adverse exchange rate movements (as for the avoidance of doubt it is entitled so to do) Bibby shall be entitled to payment by the Customer of its costs and fees incurred in connection therewith; and

(d) on an indemnity basis all legal and other fees and expenses incurred by Bibby in and incidental to the investigation and enforcements of its rights contained in this Agreement in the event of breach of this Agreement.

5.2 Bibby may vary the rate upon which it calculates the amount payable by the Customer at clause 4(c) by notice in writing to the Customer from time to time.

5.3 All sums payable to Bibby pursuant to this clause 5 shall be deducted immediately by Bibby from any sums due to the Customer from Bibby.

6. PAYMENT TO THE CUSTOMER

If Bibby receives payment from the Buyer of the End Sale Price in respect of any Transaction, upon such receipt in cleared funds into the Bibby Accounts, and provided that the Customer is at the relevant time in compliance with the terms of this Agreement, Bibby shall make available to the Customer within five Business Days after such receipt, the Customer Balance in respect of such Transaction.

7. CUSTOMER INDEMNITY

The Customer agrees to fully indemnify Bibby against any and all liabilities in respect of the following:

7.1 any breach of this Agreement by the Customer;

7.2 any action, claim, demand or proceedings of a Buyer or any third party, whether brought against the Customer or Bibby, or in relation to the Goods, including without limitation, any claims relating to any fault defect or failure of the Goods and/or their delivery;

7.3 any liability of any nature arising directly or indirectly out of this Agreement, other than the proper performance by Bibby of its obligations in accordance with the terms of this Agreement.

8. CUSTOMER'S OBLIGATIONS

The Customer undertakes to Bibby that:

8.1 it will be responsible on Bibby’s behalf as importer of the Goods for arranging freight, clearance of the Goods for customs purposes, warehousing the Goods and delivery of the Goods to the Buyer (where applicable) and for payment of all Import Charges in accordance with clause 4.1(b) (without double counting).

8.2 nothing contained in this Agreement shall restrict, limit or exclude in any way, Bibby's statutory rights against the Customer and/or the Supplier, nor shall the Customer do, or omit to do anything which shall affect in any way Bibby's statutory rights.

9. WARRANTIES AND REPRESENTATIONS

9.1 The Customer acknowledges that it has made representations to Bibby with the intention of inducing Bibby to enter into this Agreement, upon which Bibby has relied in entering into this Agreement with the Customer.

9.2 Each of the warranties, indemnities and undertakings in this Agreement is separate and independent and shall be construed separately and shall apply and survive even if for any reason one or other of them is held inapplicable or unreasonable in any circumstances.

9.3 The Customer represents and warrants to Bibby, on the date of this Agreement and on each date on which the Customer requests a Utilisation pursuant to clause 2.1, that:

(a)	it has full power and authority to enter into this Agreement and any other documents to be executed in connection with it, all of which will constitute legal and valid binding obligations upon it, enforceable in accordance with their respective terms.
(b)	allll information given to Bibby or its agents or advisers by the Customer, its agents, its representatives or its employees is true, complete and accurate in all respects and is not misleading.
(c)	it knows of no facts or circumstances which exist or are likely and reasonably foreseeable to exist, which would, if communicated to Bibby, be likely to cause Bibby not to enter into or to terminate this Agreement.
(d)	the Customer is not in default in respect of any agreement for the borrowing of money.
(e)	there is no material litigation or dispute pending against the Customer.
(f)	the Customer is legally empowered to incur the indebtedness contemplated herein and there is no material restriction whatsoever on its ability to perform the terms of this Agreement;
(g)	no event of default under clause 11.3 has occurred and is continuing;

(h)	there has not been any material adverse change in the financial condition of the Customer and its Subsidiaries taken as a whole since the date of the last audited consolidated accounts before each date on which this warranty is deemed to have been given, nor are there threatened or pending any legal or other proceedings which could result in any such material adverse change;
(i)	neither the Customer nor any of its Subsidiaries will create a charge or permit to subsist any lien (except a lien arising solely by operation of law), mortgage or charge on whole or any part of their undertaking or assets, present or future, other than to Bibby, or any contingent right on the part of any person to call for any such mortgage or charge, or issue any loan capital or debenture stock;
(j)	the Customer will inform Bibby immediately of any breach by the Customer or any of its Subsidiaries in the performance of any term or condition of this or any other financial agreement or instrument entered into by or binding upon the Customer or any of its subsidiaries.
(k)	the Preferential Creditors are paid up to date and that if there is any change in this situation, the Customer will notify Bibby immediately.

(l)	the Customer acknowledges that the limitations, contained in clauses [10] and [11] of the Conditions of Sale on the obligations of Bibby in respect of its sales of Goods to the Customer pursuant to this Agreement are fair and reasonable.

10. INFORMATION

10.1 The Customer will provide Bibby with:-

(a) copies of its audited trading and consolidated profit and loss account and balance sheet as soon as they are available and not later than 180 days from the end of each accounting reference period; and

(b) any other information which Bibby may request from time to time.

10.2 Upon the occurrence of any of the events described in clause 11.3, Bibby shall be entitled by notice in writing to the Customer, to require that accountants instructed by Bibby be allowed by the Customer to have full and immediate access to the Customer’s accounting records for the purposes of the preparation of a report for Bibby and the Customer shall fully indemnify Bibby for the fees and expenses incurred by those accountants.

11. TERMINATION

11.1 This Agreement shall commence on the date shown above and shall continue unless and until terminated in accordance with the terms of this clause 11.

11.2 If there is at any time a change in the control (as defined in defined Section 840 of the Income and Corporation Taxes Act 1988) of the Customer and as a result the Customer is controlled by any person or group of connected persons (as defined in Section 839 of that Act) not having control of the Customer at the date of this Agreement, the Customer shall forthwith give written notice to Bibby identifying that person or group of connected persons whereupon Bibby shall be entitled to terminate this Agreement forthwith by written notice to the Customer;

11.3 Bibby shall be entitled forthwith to terminate this Agreement by written notice to the

Customer if:

(a)	the Customer commits any breach of any of the provisions of this Agreement; or
(b)	any guarantee, indemnity or other security entered into pursuant to this Agreement, fails or ceases in any respect to have full force and effect, or to be continuing, or is terminated or disputed, or in the opinion of Bibby, is in jeopardy, invalid or unenforceable; or
(c)	at any time it is or becomes unlawful for the Customer to perform or comply with any or all of its obligations under this Agreement, or any other agreement between Bibby and the Customer, or any such obligations of the Customer are not, or cease to be legal, valid, binding and enforceable; or
(d)	in the opinion of Bibby, a material adverse change occurs in the financial condition, results, operations or business of the Customer or any Group Company; or
(e)	the Customer ceases, or threatens to cease, to carry on business; or

(f)	an encumbrancer takes possession or a receiver is appointed over any of the property or assets of the Customer; or
(g)	the Customer makes any voluntary arrangement with its creditors or becomes subject to an administration order; or

(h)	the Customer goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on the Customer under this Agreement); or
(i)	anything analogous to any of the foregoing under the law or any jurisdiction occurs in relation to the Customer; or
(j)	any statement, representation, warranty, certificate or undertaking made by the Customer to Bibby is or becomes incorrect, inaccurate or misleading;

(k)	any petition or application is presented to any Court as a consequence of which the Customer may, being an individual, be adjudicated bankrupt, or, being a body corporate, be placed in liquidation or administration, or in either such case enter into a voluntary arrangement under the Insolvency Act 1986;
(l)	any distress, execution or other legal process is levied against any of the assets of the Customer or any of its Subsidiaries and not being discharged or paid within seven days;
(m)	the Customer or any of its Subsidiaries selling, transferring or otherwise disposing of the whole or a substantial part of its undertaking or assets, whether by a single transaction or a number of transactions, without the prior written consent of Bibby;

(n)	any representation or warranty made by the Customer in clause 9 or in connection with any Utilisation hereunder is incorrect in any material respect as of the date on which it is made or deemed to be made, or there is any material adverse change in the position as set out in such representation or warranty;
(o)	any third party who incurs an obligation to Bibby in connection with this Agreement or any other loan facility or liability whatsoever (whether existing or future) granted to the Customer is in breach of such obligation.

11.4 Either party may terminate this Agreement by giving the other one month's prior written notice.

11.5 Termination of this Agreement shall be without prejudice to the fulfilment of any outstanding obligations of the Customer to the Buyers and to Bibby, and shall not prejudice or affect any right of action or remedy which has accrued, or shall accrue thereafter under this Agreement to Bibby, and in any event all sums outstanding whether or not due and payable from the Customer to Bibby on demand.

11.6 The rights to terminate this Agreement given by this clause shall be without prejudice to any other right or remedy of Bibby in respect of the breach concerned (if any) or any other breach.

11.7 Upon termination of this Agreement howsoever arising all monies outstanding to Bibby, including (without limitation):

(a)	any due but unpaid amounts in respect of the Bibby Sale Price;
(b)	all costs and expenses as set out in clause 5; and
(c)	a termination fee of the higher of 15% of the balance of all sums outstanding at the date of the termination or £5,000, will become immediately due and payable to Bibby by the Customer.

12. GENERAL

12.1 Notices

(a) Any notice to be served under this Agreement must be in writing and must be sent to the intended recipient either:

(i) by prepaid first class post (when it will be deemed served at noon on the first Business Day after it was posted); or

(ii) by facsimile between the hours of 9.00 a.m. and 3.00 p.m. on a Business Day, (when it will be deemed served two hours after it was transmitted); or

(iii) by personal delivery (when it will be deemed served when it is delivered).

(b) The address for service of notices shall be the party's address as shown in this Agreement or as subsequently notified in writing.

12.2 Assignment

(a) Bibby shall be entitled to transfer and/or assign to any person or persons, firm or company all or any of its rights and/or obligations under this Agreement.

(b) The Customer shall not be entitled to transfer or assign its rights or obligations hereunder.

12.3 Further assurance

The Customer shall, and shall use its respective reasonable endeavours to procure that any necessary third parties shall, do and execute and perform all such further deeds, documents, assurances, acts and things as Bibby may reasonably require by notice in writing to the Customer to carry the provisions of this Agreement into full force and effect.

12.4 Power of Attorney

The Customer hereby irrevocably appoints Bibby to be its attorney in its name and on its behalf to execute and do any such application, instrument or things and generally to use his name for the purpose of giving to Bibby (or its nominee) the full benefit of the provisions of this Agreement and in favour of any third party a certificate in writing signed by any director or the Secretary of Bibby that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

12.5 Time of the essence

Any date or period mentioned in this Agreement may be extended by agreement between the parties hereto failing which, as regards any such date or period, time shall be of the essence of this Agreement.

12.6 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes any previous agreement between the parties hereto in relation to such matters.

12.7 Law

This Agreement shall be governed by and construed in accordance with English law and the parties hereto irrevocably submit to the exclusive jurisdiction of the English Courts.

12.8 Waiver and rights

No failure to exercise and no delay in exercising on the part of the Parties any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

12.9 No Partnership

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between any of the parties hereto and none of them shall have any authority to bind the other in any way.

12.10 Counterparts

This Agreement may be executed in two counterparts which when taken together shall constitute a single instrument.

12.11 Severability

Notwithstanding that any part of any provision of this Agreement may prove to be illegal or unenforceable, the other provisions of this Agreement and the remainder of the provision in question shall continue in full force and effect.

12.12 Joint and Several Liability

If the Customer is more than one person or the Customer is a partnership then the liability of each such person or partner will be joint and several. Notice given to one person constituting the Customer will be deemed good notice to all.

12.13 Set Off

Bibby may, without notice, set-off against any credit balance on any account(s) of the Customer (in any currency), the liability of the Customer in respect of any facilities with:

(a)	Bibby; or
(b)	any Bibby Group Company, and may combine any accounts

12.14 Group Payments

Bibby may apply any monies received from the Customer to satisfy the obligations of the Customer to any Bibby Group Company under any facility with such Bibby Group Company, and any monies so applied shall be deemed to have been a direct payment from the Customer to the relevant Bibby Group Company and not to have discharged any liabilities of the Customer to Bibby under the Agreement.

13. DATA PROTECTION ACT 1998

13.1 The Customer consents to Bibby’s storing and processing information about the Data Subjects on the Bibby Group of companies’ computers and in any other way. The Customer confirms its awareness that this will be used by Bibby and other companies in the Bibby Group, for training purposes, credit or financial assessments, market and product analysis, making payments, recovering monies and preparing statistics. Information about the Data Subjects will also be used so that Bibby can develop, improve and market Bibby’s services to the Customer and other clients and to protect Bibby’s interests (including establishing credit limits for the benefit of other clients or obtaining settlement of any liability of the Customer to Bibby). Bibby may also use such information to prevent fraud and money laundering.

13.2 The Customer agrees that in future Bibby may use some or all of the information to be held about the Data Subjects (from wherever obtained) to decide whether to continue with this Agreement or to vary its terms.

13.3 Bibby will tell the Customer if Bibby makes a significant decision about the Customer solely using an automatic decision making process, such as credit scoring. The Customer is then entitled to request a review by Bibby of the decision using other means.

13.4 Bibby may from time to time make searches of a Data Subject’s record at Bibby’s credit reference agency and retain the data obtained from such searches.

Noted below are details of those credit reference agencies and other third parties referred to above from whom Bibby obtained and to whom Bibby may give information about the Customer and the Data Subjects, each of whom has a legal right to these details and to receive a copy of the information Bibby hold about him in writing. A fee will be payable.

13.5 Bibby may, at any time, give to its credit reference agency the following information held about a Data Subject:

• type of agreement;

• performance under the agreement;

• details of any defaults.

13.6 It is important that the Data Subjects always give Bibby accurate information.

Bibby may at any time search the Data Subjects’ records with Bibby’s fraud prevention agency.

If at any time the Data Subjects give Bibby or procure the giving of false or inaccurate information and Bibby suspects fraud Bibby will record this and disclose relevant details to its fraud prevention agency.

13.7 The Customer agrees that Bibby may give information about the Customer and the Data

Subjects, this Agreement and the Customer’s performance under it:

•	Bibby’s or the Customer’s insurers – so they can quote for and issue any policy or deal with any claims;
•	any guarantor or indemnifier of this Agreement – so they can assess their obligations to Bibby or so Bibby can enforce such obligations;

•	Bibby’s bankers or any advisers acting on Bibby’s or the Customer’s behalf – so they can carry out their services to Bibby or the Customer;
•	any business providing a similar service to Bibby’s to whom the Customer may wish to transfer – to facilitate such transfer;
•	any business to whom Bibby may wish to transfer the debts – to facilitate such transfer;

•	anyone else to whom Bibby transfers Bibby’s rights or duties under this Agreement – so they can comply with or enforce this Agreement.

13.8 From time to time Bibby or other members of the Bibby Group of companies may contact

Data Subjects by letter, phone, fax or e-mail to:

1.1.1 keep them informed about services and products which Bibby considers may be of interest to them; or

1.1.2 to carry out market research about their services and products or those of third parties.

If Data Subjects do not wish to receive such information then they should please let Bibby know by telling the Customer’s Client Manager. Bibby never passes information regarding Customers or the Data Subjects to external third parties for direct marketing purposes.

13.9 For training and/or security purposes of the Customer and the Data Subjects the phone calls to Bibby may be monitored and/or recorded.

13.10 The Customer undertakes that it has brought the provisions of this clause to the attention of any Data Subject associated with it and has obtained their consent to their personal data being processed by Bibby for the purposes and in the manner set out above. The Customer further undertakes that it will (at Bibby's request) procure that any or all of the Data Subjects associated with it will sign a written consent addressed to Bibby in such form as Bibby reasonably requires.

13.11 The Customer undertakes to Bibby that:

(a) The Customer will advise its sole trader and partnership debtors about how the Customer processes information about them, its disclosures of it to Bibby and the use Bibby will make of such information, including supplying it to Bibby’s credit reference agencies and making searches with them;

(b) All such information about such debtors fully complies with the Data Protection Act 1998;

(c) Any information about such debtors which is given to Bibby will be accurate and fully comply with that Act.

13.12 Before you sign this agreement please ensure that you read and understand this entire document and in particular this clause 13 where you agree to various matters relating to our obtaining, using and disclosing of information about you.

13.13 From time to time, we may wish to send you information from Bibby Group of companies. If you do not wish to receive this information then please telephone this office and ask to speak to the compliance officer. We never pass your details outside the Bibby Group for marketing purposes.

SCHEDULE 1

Conditions Of Sale

1. INTERPRETATION

1.1 In this schedule 1, "Conditions" means the Conditions of Sale set out below and (unless the context otherwise requires) includes any special terms and conditions agreed in writing between the Customer and Bibby.

1.2 Any reference in these Conditions to any provision of a statute shall be construed as a reference to that provision as amended, re-enacted or extended at the relevant time.

1.3 The headings in these Conditions are for convenience only and shall not affect their interpretation.

2. BASIS OF EACH SALE

2.1 Bibby shall sell and the Customer shall purchase the Goods pursuant to a Customer/Bibby Purchase Order in accordance with the Agreement and these Conditions, which shall govern such sale and purchase to the exclusion of any other terms and conditions subject to which any such quotation is accepted or purported to be accepted, or any such order is made or purported to be made, by the Customer.

2.2 No variation to these Conditions shall be binding unless agreed in writing between the Customer and Bibby.

2.3 Bibby's employees or agents are not authorised to make any representations concerning the Goods unless confirmed by Bibby in writing. In entering into any Transaction the Customer acknowledges that it does not rely on, and waives any claim for breach of, any such representations which are not so confirmed.

2.4 Any advice or recommendation given by Bibby or its employees or agents to the Customer or its employees or agents as to the storage, application or use of the Goods which is not confirmed in writing by Bibby is followed or acted upon entirely at the Customer's own risk, and accordingly Bibby shall not be liable for any such advice or recommendation which is not so confirmed.

2.5 Any typographical, clerical or other error or omission in any sales literature, quotation, price list, acceptance of offer, invoice or other document or information issued by Bibby shall be subject to correction without any liability on the part of Bibby.

3. ORDERS AND SPECIFICATIONS

3.1 No order submitted by the Customer shall be deemed to be accepted by Bibby unless and until confirmed in writing by Bibby.

3.2 No order which has been accepted by Bibby may be cancelled by the Customer except with the agreement in writing of Bibby and on terms that the Customer shall indemnify Bibby in full against all loss (including loss of profit), costs (including the cost of all labour and material used), damages, charges and expenses incurred by Bibby as a result of cancellation.

4. PRICE

4.1 The price of the Goods payable by the Customer to Bibby shall be the Bibby Sale Price.

4.2 Bibby reserves the right, by giving notice to the Customer at any time before delivery, to increase the price of the Goods to reflect any increase in the cost to Bibby which is due to any factor beyond the control of Bibby (such as, without limitation, any foreign exchange fluctuation, currency regulation, alteration of duties, significant increase in the costs of labour, material or other costs of manufacture), any change in delivery dates, quantities or specifications for the Goods which is requested by the Customer, or any delay caused by any instructions of the Customer or failure of the Customer to give Bibby adequate information or instructions.

4.3 The Bibby Sale Price is exclusive of any applicable VAT, which the Customer shall be additionally liable to pay to Bibby.

5. TERMS OF PAYMENT

5.1 Subject to any special terms agreed in writing between the Customer and Bibby, Bibby shall be entitled to invoice the Customer for the Bibby Sale Price on or at any time after Bibby has agreed to purchase them from the Supplier in accordance with the terms of the Agreement.

5.2 The Customer shall pay the Bibby Sale Price in accordance with the terms of the Agreement notwithstanding that delivery may not have taken place and the property in the Goods has not passed to the Customer. The time of payment of the Bibby Sale Price shall be of the essence of the Transaction.

5.3 If the Customer fails to make any payment on the due date then, without prejudice to any other right or remedy available to Bibby, Bibby shall be entitled to:

(a) cancel the Customer/Bibby Purchase Order and/or the Agreement or suspend any further deliveries to the Customer;

(b) demand payment of all outstanding balances whether or not due and/or cancel any outstanding orders from the Customer;

(c)  appropriate any payment made by the Customer to such of the Goods (or the goods supplied pursuant to any other transaction between the Customer and Bibby) as Bibby may think fit (notwithstanding any purported appropriation by the Customer); and

(d) charge the Customer interest (both before and after any judgement) on the amount unpaid, at the rate of [four (4)] per cent per annum above Barclays Bank PLC base rate from time to time, until payment in full is made.

5.4 Payment shall be in pounds sterling unless otherwise agreed in writing by Bibby.

6. INSOLVENCY OF CUSTOMER

6.1 This clause applies if:

(a) the Customer makes any voluntary arrangement with its creditors or becomes subject to an administration order or (being an individual or firm) becomes bankrupt or (being a company) goes into liquidation (otherwise than for the purpose of amalgamation or reconstruction); or

(b) an encumbrancer takes possession, or a receiver is appointed, of any of the property or assets of the Customer; or

(c) the Customer ceases, or threatens to cease, to carry on business; or

(d) Bibby reasonably apprehends that any of the events mentioned above is about to occur in relation to the Customer and notifies the Customer accordingly.

6.2 If this clause applies then, without prejudice to any other right or remedy available to Bibby, Bibby shall be entitled to cancel the cancel the Customer/Bibby Purchase Order and/or the Agreement or suspend any further deliveries to the Customer, and if the Goods have been delivered but not paid for the Bibby Sale Price shall become immediately due and payable notwithstanding any previous agreement or arrangement to the contrary and if any of the Goods have not been delivered Bibby may sell the Goods at the best price readily obtainable and (after deducting all reasonable storage and selling expenses) account to the Customer for the excess over the Bibby Sale Price or charge the Customer for any shortfall below the Bibby Sale Price.

7. RISK AND INSURANCE

7.1 Risk of damage to or loss of the Goods shall pass to the Customer upon acceptance by Bibby of the Customer/Bibby Purchase Order and the Customer shall insure the Goods from that date until title in the Goods passes to the Customer and for so long as the Goods remain in the ownership of Bibby. The Customer shall on Bibby's request provide Bibby with details of any such insurance policies and any copies thereof.

7.2 If the Customer shall not insure the Goods or shall fail to supply details of its policy on demand to Bibby then the Customer shall reimburse Bibby for the cost of any insurance which Bibby may reasonably arrange in respect of any of the Goods during the whole or any part of the period described in 7.1 hereof.

7.3 In the event that insurance monies paid to Bibby in respect of loss or destruction of the Goods shall be insufficient to discharge the sums payable to Bibby by the Customer the amount by which these sums exceed the insurance moneys shall forthwith become payable by the Customer to Bibby.

8. TITLE RETENTION

8.1 From the date of Bibby’s payment of the Supplier Sale Price of the Goods to the Supplier (or such earlier date as the Supplier may agree) until the Bibby Sale Price and all other sums whatsoever which are or shall become outstanding from the Customer to Bibby shall have been paid or satisfied in full (and if by cheque, then only upon clearance):

(a) the property in the Goods remains vested in Bibby (notwithstanding the delivery of the same and the passing of the risk therein);

(b) the Customer shall store the Goods in such a way that they can be readily identified as being Bibby's property;

(c) the Customer shall on request inform Bibby of the precise location of each item of the Goods identified where applicable by its serial number, by supplying Bibby at the Customer's expense within seven days of Bibby's request with a written schedule of the said locations;

(d) the Customer may sell the Goods in the normal course of its business and may pass good title to its customer being a bona fide purchaser for value without notice of Bibby's rights on the following conditions:

(i)	Bibby shall be entitled, immediately as a result of its ownership of the Goods, to the beneficial ownership of the proceeds of such sale which the Customer shall accordingly hold as fiduciary for Bibby;
(ii)	The Customer shall account to Bibby on demand with the said proceeds of sale provided that no such demand shall be made by Bibby in the absence of its having reasonable cause to believe that the Customer might default in making payment for the Goods on the terms contained herein;
(iii)	Bibby shall be entitled to make a claim directly against the Customer's Buyer for any purchase monies unpaid by such Buyer provided that no such claim shall be made by Bibby in the absence of its having reasonable cause to believe that the Customer might default in making payment for the Goods on the terms contained herein;
(iv)	Bibby may at any time revoke the Customer's said power of sale in the circumstances set out in clause 5.3 and clause 6 of these Conditions, and in the event that the Customer shall breach any term of the Agreement.
(v)	The Customer shall notify Bibby without delay of any attachment of the Goods or actions by third parties which might infringe Bibby's title to the Goods.

8.2 Upon determination of the Customer's power of sale Bibby shall be entitled by itself its servants or agents to enter upon any of the Customer's premises for the purpose of removing and repossessing such Goods or their proceeds of sale and Bibby shall be entitled to claim from the Customer the costs and expenses incurred by Bibby in and ancillary to the process of such removal and repossession.

8.3 Until title in the Goods has passed to the Customer, the Customer shall not purport to be the owner of the Goods and shall not show the Goods as stock in the Customer's accounts.

8.4 Nothing in these Conditions shall:

(a) entitle the Customer to return the Goods or to delay payment thereof;

(b) render Bibby liable to any third party for any unauthorised representation or warranty made or given by the Customer to such third party in relation to the Goods; or

(c) prevent Bibby from maintaining an action for the Bibby Sale Price notwithstanding that the property in the Goods may not have passed to the Customer.

9. LIEN

Bibby retains a general lien on any of the Customer's equipment or materials in its possession for any unpaid balance the Customer may owe to Bibby. Bibby shall be entitled to sell such equipment or materials in the event that payment is not made in full within 28 days of notice given to the Customer by Bibby of its exercise of the lien. The proceeds of sale may be taken by Bibby for reimbursement of the expense of exercise of the lien and the sale, and payment of the said balance, and Bibby shall account for any surplus.

10. DELIVERY

10.1 Delivery of the Goods shall be made to the Customer by the Supplier.

10.2 If the Supplier fails to deliver the Goods in accordance with the Supplier Contract Bibby shall have no liability to the Customer.

10.3 If the Customer fails to take delivery of the Goods or fails to give Bibby adequate delivery instructions at the time stated for delivery (otherwise than by reason of any cause beyond the Customer's reasonable control or by reason of Bibby's fault) then, without prejudice to any other right or remedy available to Bibby, Bibby may:

(a) store the Goods until actual delivery and charge the Customer for the reasonable costs (including insurance) of storage; or

(b) sell the Goods at the best price readily obtainable and (after deducting all reasonable storage insurance and selling expenses) account to the Customer for the excess over the Bibby Sale Price or charge the Customer for any shortfall below the Bibby Sale Price.

11. WARRANTY

11.1 Bibby will endeavour to extend to the Customer or to enforce on its behalf the benefits of any guarantee condition or warranty which may have been given to Bibby by the Supplier or otherwise implied in favour of Bibby. Any such guarantee condition or warranty shall only be extended to the Customer or enforced on its behalf on terms that the Customer shall fully indemnify Bibby to the satisfaction of Bibby against all costs claims damages and expenses incurred or to be incurred in connection with the enforcement thereof or the making of any claim thereunder.

11.2 The Customer expressly acknowledges that Bibby is not the original manufacturer or supplier of the Goods, that the Goods have been selected by the Customer as suitable for its purpose, and that they have been purchased by Bibby for the purpose of enabling Bibby to enter into a Transaction with the Customer in respect of the same. The Customer accordingly agrees and acknowledges that no condition warranty or representation of any kind has been or is given or made by Bibby its servants or agents with respect to or in respect of the Goods or their delivery (other than a warranty that Bibby shall purchase the Goods from the Supplier upon the terms of the Supplier Contract and that for so long as no breach of the Agreement or these Conditions has occurred Bibby will not interfere with the Customer's possession use or enjoyment of the Goods and will not derogate from the rights granted to the Customer) and all other conditions warranties or representations, express or implied, statutory or otherwise, as to the state quality description or otherwise of the Goods as to its fitness for any purpose are hereby expressly excluded.

11.3 The Customer agrees that Bibby will not be liable for any liability, claim, loss, damage or expense of any kind or nature caused directly or indirectly by the Goods or any part thereof, or by the failure of the Supplier to deliver them in accordance with the Supplier Sales Order or at all or for any inadequacy thereof for any purpose, or for any deficiency or defect therein, or in the use or performance thereof or for any repairs servicing or otherwise thereto, or for any delay in providing or failure to provide the same, or for any interruption or loss of service or use thereof, or for any loss of business or other consequential damage or any damage whatsoever and howsoever caused provided that nothing therein provided shall exclude any liability of Bibby in respect of death or personal injury resulting from the negligence of Bibby, its employees or agents.

12. GENERAL

12.1 Bibby is a member of the group of companies whose parent company is Bibby Financial Services Limited, and accordingly Bibby may perform any of its obligations or exercise any of its rights hereunder by itself or through any other member of its group, provided that any act or omission of any such other member shall be deemed to be the act or omission of Bibby.

12.2 Bibby reserves the right to assign or sub-contract the fulfilment of its obligations under each Transaction or any part thereof.

12.3 The Customer may not assign or sub-contract the fulfilment of its obligations under any Transaction or any part thereof.

12.4 No waiver by Bibby of any breach of these Conditions by the Customer shall be considered as a waiver of any subsequent breach of the same or any other provision.

12.5 If any provision of these Conditions is held by any competent authority to be invalid or unenforceable in whole or in part the validity of the other provisions of these Conditions and the remainder of the provisions in question shall not be affected thereby.

12.6 These Conditions shall be governed by the laws of England and the parties shall submit to the sole jurisdiction of the English courts.

SCHEDULE 2

Letter of Credit Procedure

1 Letter of Credit

The L/C Bank will issue a Letter of Credit on Bibby's behalf subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision No 500 of the International Chamber of Commerce, Paris, France) in so far as these are applicable.

2 Duration

The maximum duration of any Letter of Credit transaction will be [60] days unless agreed otherwise in writing by Bibby.

3 Refusal of Documents

Bibby will reserve the right to refuse any documents with discrepancies presented under a Letter of Credit.

SCHEDULE 3

Conditions Precedent

1. A Utilisation Request, duly signed by the Customer.

2. Satisfactory replies to Bibby's normal search and reference enquiries and any "know your customer" procedures.

3. The Customer putting in place and maintaining to Bibby's satisfaction an insurance policy in respect of the Goods against all applicable risks and upon which Bibby's interest in the Goods is noted and providing Bibby with any copies of the same.

4. A copy of the duly executed Supplier Contract from the Customer;

5. The Supplier Sales Invoice from the Supplier.

6. A schedule of expenditure containing details of all due but unpaid Supplier Sales Invoices.

7. A schedule of all the sales orders received from Buyers relating to the Goods to be purchased and copies of all the sales order documentation.

8. Where the Goods are to be stored in premises which are not owned by the Customer or the Buyer, a waiver by the landlord of such premises of any claims he may have against the Goods.

9. Where the Goods are to be transported by a party other than the Customer or the Buyer, a waiver by such transporting party of any claims he may have against the Goods.

10. Evidence that the Customer has in place product liability insurance in respect of the Goods up to a minimum amount as agreed by Bibby.

SCHEDULE 4

Form of Utilisation Request

To: Bibby Trade Services Limited

From: XXXX

Date:

We make this request under the terms of the Purchase and Resale Agreement between us (the "Agreement"). Any terms not otherwise defined in this request which are defined in the Agreement shall have the same meaning where used in this request.

1 Transaction Details

[insert details of nature and value of Goods and Supplier]

2 Payment Request

We hereby request you to make the following payment on our behalf in relation to the Transaction specified above, by [Direct Payment] [arranging the issuance of a Letter of Credit to the Supplier]1:

Amount: (In words and figures)
Value date:
Payee:
Order of:
Invoice reference:

3 Agreement to re-purchase

In the event this Transaction is accepted by you and a Utilisation is made available to us we agree to re-purchase the Goods included in this Transaction in accordance with the Agreement and upon the Conditions of Sale.

[4 Letter of Credit

Attached to this request is the relevant information you require to enable you to arrange the issuance of a Letter of Credit to the Supplier and we hereby undertake to provide you with any additional information you may require in connection therewith.]2

Signed:

For and on behalf of XXXX

…………………………………….. ………………………………………..

Authorised Signature Authorised Signature

1 Delete as applicable.

2 Delete if Direct Payment alternative is used.

SIGNED and DELIVERED as a deed on December 30, 2013
on behalf of LOT78 UK LTD	/s/ Oliver Amhurst
Director
in the presence of:

Witness’s Signature:	/s/ Phillip Varney

Witness’s Full Name (Please print):	Philip Varney

Witness’s Address:	20 Alexandra Sq Morden, Surrey SM4 5NJ

Witness’s Occupation:	Facilities Manager